Exhibit(A)(1)(D)
BARRICK GOLD CORPORATION
OFFER TO PURCHASE FOR CASH
all of the outstanding Common Shares
(together with the associated SRP Rights issued
under the Shareholder Rights Plan) of
NOVAGOLD RESOURCES INC.
on the basis of
US$14.50 for each Common Share

The Offer is open for acceptance until 6:00 p.m. (Toronto time) on September 15, 2006 (the “Expiry Time”) unless the Offer is extended or withdrawn.
August 4, 2006
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
     We have been engaged by Barrick Gold Corporation (“Barrick”), a corporation organized under the laws of the Province of Ontario, Canada, to act as Dealer Managers in connection with the Barrick’s offer (the “Offer”) to purchase all of the issued and outstanding common shares of NovaGold Resources Inc. (“NovaGold”), including common shares that may become issued and outstanding after the date of this Offer but before the Expiry Time of the Offer upon the conversion, exchange or exercise of options, warrants or other securities of NovaGold that are convertible into or exchangeable or exercisable for common shares, together with the associated rights (the “SRP Rights”) issued under the Shareholder Rights Plan of NovaGold (collectively, the “Common Shares”), at a price of US$14.50 cash per Common Share.
     The Offer to purchase is subject to the terms and conditions set forth in the Offer and the related circular dated August 4, 2006 (the “Circular”), letter of transmittal (the “Letter of Transmittal”) and notice of guaranteed delivery (“Notice of Guaranteed Delivery”). Capitalized terms used but not defined in this letter which are defined in the Glossary to the Offer have the meanings given to them in the Glossary.
     Unless waived by Barrick, Shareholders are required to deposit one SRP Right for each Common Share in order to effect a valid deposit of such Common Share or, if available, a Book-Entry Confirmation must be received by the Depositary with respect thereto. If the Separation Time under the Shareholder Rights Plan has not occurred prior to the Expiry Time and Rights Certificates have not been distributed by NovaGold, a deposit of NovaGold Common Shares by the Shareholder will also constitute a deposit of the associated SRP Rights. If the Separation Time occurs before the Expiry Time and Rights Certificates have been distributed by NovaGold and received by the Shareholder prior to the time the Shareholder deposits Common Shares under the Offer, in order for the Common Shares to be validly deposited, Rights Certificate(s) representing SRP Rights equal in number to the number of Common Shares deposited must be delivered with the certificate(s) representing the Common Shares to the Depositary or the US Forwarding Agent, as applicable. If the Separation Time occurs before the Expiry Time and Rights Certificates are not distributed by the time the Shareholder deposits its Common Shares under the Offer, the Shareholder may deposit its SRP Rights before receiving Rights Certificate(s) by using the guaranteed delivery procedure set forth in Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”. In any case, a deposit of Common Shares constitutes an agreement by the Shareholder to deliver Rights Certificate(s) representing SRP Rights equal in number to the number of Common Shares deposited under the Offer to the Depositary or the US Forwarding Agent, as applicable, on or before the third trading day on the TSX after the date, if any, that Rights Certificate(s) are distributed. Barrick reserves the right to require, if the Separation Time occurs before the Expiry Time, that the Depositary or the US Forwarding Agent receive, prior to taking up the Common Shares for payment pursuant to the Offer, Rights Certificate(s) from the Shareholder representing SRP Rights equal in number to the Common Shares deposited by such Shareholder.
     If a Shareholder wishes to deposit Common Shares pursuant to the Offer and either the certificate(s) representing the Shares are not immediately available or the certificate(s) and all other required documents cannot be delivered to the Depositary at or prior to the Expiry Time, those Common Shares may nevertheless be deposited under to the Offer in accordance with the guaranteed delivery procedures set forth in Section 3 of the Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.
     The Offer is subject to a number of conditions, including:
1.	At the Expiry Time of the Offer, and at the time we first take up and pay for Common Shares under the Offer, there have been validly deposited and not withdrawn at least 50.1% of the outstanding Common Shares (calculated on a fully diluted basis).

2.	NovaGold’s Board of Directors must waive our acquisition of Common Shares under the Offer as a triggering event under NovaGold’s Shareholder Rights Plan or we must be satisfied that such rights have been invalidated or are otherwise inapplicable to the Offer and any proposed second-step transaction.

3.	All required regulatory approvals and the expiration or termination of all applicable statutory or regulatory waiting periods that are necessary or advisable to complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction shall have been obtained, received or concluded or, in the case of waiting periods, expired or been terminated.
     The Offer is subject to certain other conditions as well. A more detailed discussion of the conditions to the consummation of the Offer can be found in Section 4 of the Offer, “Conditions to the Offer”.

     Please furnish copies of the enclosed materials to those of your clients for whom you hold Common Shares registered in your name or in the name of your nominee.
     Enclosed herewith are copies of the following documents:
1.	Offer and Circular dated August 4, 2006;

2.	Letter of Transmittal to be used by Shareholders of NovaGold in accepting the Offer (facsimile copies of the Letter of Transmittal with original signatures and all required signature guarantees may be used to tender the Common Shares).

3.	Notice of Guaranteed Delivery to be used to accept the Offer if certificates representing the Common Shares and SRP Rights, if applicable, are not immediately available or the Shareholder is not able to deliver the certificates and all other required documents to the Depositary before the Expiry Time.

4.	A Letter to Clients which may be sent to your clients for whose account you hold Common Shares in your name or in the name of a nominee, with space provided for obtaining such client’s instructions and election with regard to the Offer.

5.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 included in the Letter of Transmittal.

6.	Return envelope addressed to CIBC Mellon Trust Company, as Depositary.
     Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 6:00 p.m., Toronto time, on September 15, 2006, unless the Offer is extended withdrawn.
     Upon and subject to the terms and conditions of the Offer (including without limitation the conditions referred to in Section 4 of the Offer, “Conditions of the Offer”), Barrick will take up and pay for Common Shares validly deposited under the Offer and not properly withdrawn, promptly and, in any event, not later than 10 days after the Expiry Date. Any Common Shares taken up will be paid for promptly, and in any event not more than three business days after they are taken up. Any Common Shares deposited under the Offer after the first date on which Common Shares have been taken up by Barrick under the Offer but prior to the Expiry Time (i.e., during the subsequent offering period) will be taken up and paid for within 10 days of such deposit. For the purposes of the Offer, Barrick will be deemed to have taken up and accepted for payment Common Shares validly deposited and not withdrawn pursuant to the Offer if, as and when Barrick gives written notice or other communication subsequently confirmed in writing to the Depositary at its office in Toronto, Ontario to that effect. In all cases, payment for Common Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates representing the Common Shares and SRP Rights, if applicable, or a timely Book-Entry Confirmation of the book-entry transfer of such Common Shares into the Depositary’s account at The Depositary Trust Company, pursuant to the procedures set forth in Section 3 of the Offer, “Manner of Acceptance”, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an

Agent’s Message (as defined in Section 3 of the Offer, “Manner of Acceptance”) in connection with a book-entry transfer effected pursuant to the procedure set forth in Section 3 of the Offer, “Manner of Acceptance”, and (3) any other documents required by the Letter of Transmittal.
     Under no circumstances will interest accrue or be paid by Barrick or the Depositary to persons depositing Common Shares on the purchase price of Common Shares purchased by Barrick, regardless of any delay in making payments for Common Shares.
     Barrick will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, U.S. Forwarding Agent, Dealer Managers and the Information Agent, as described in the Circular) in connection with the solicitation of tenders of Common Shares pursuant to the Offer.
     Barrick will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer materials to your customers.
     Barrick will pay or cause to be paid any transfer taxes payable on the transfer of Common Shares to it, except as otherwise provided in the Offer.
     Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of the enclosed Circular.
Very truly yours,
CIBC WORLD MARKETS CORP.
Dealer Managers in the United States
Nothing contained herein or in the enclosed documents shall render you or any other person the agent of Barrick, the Depositary, the U.S. Forwarding Agent, the Information Agent, the Dealer Managers or any affiliate thereof or authorize you or any other person to give any information or make any representation on behalf of any of them with respect to the Offer other than the documents enclosed and the statements contained therein.